Exhibit 5.1




                                  [Letterhead]







                                            September [24], 2004



Bucyrus International, Inc.
P.O. Box 500
1100 Milwaukee Avenue
South Milwaukee, Wisconsin  53172


Ladies and Gentlemen:

         We have acted as special counsel to Bucyrus International, Inc., a Delaware corporation (the "Company"), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") on the date hereof, relating to the registration by the Company of 2,026,400 shares (the "Plan Shares") of Class A common stock, par value $0.01 per share (the "Common Stock"), of the Company authorized for issuance pursuant to the Company's 2004 Equity Incentive Plan (the "2004 Equity Incentive Plan") and the Company's 1998 Management Stock Option Plan (the "Stock Option Plan" and, together with the 2004 Equity Incentive Plan, the "Plans").

         This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Plans; (iii) certain resolutions of the Board of Directors of the Company relating to the Plans, dated March 17, 1998, December 16, 1998, June 30, 2004 and July 26, 2004, as certified by Craig R. Mackus, Chief Financial Officer, Controller and Secretary of the Company; (v) the Company's Amended and Restated Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware; (vi) the Company's Amended and Restated Bylaws, as certified by Craig R. Mackus, Chief Financial Officer, Controller and Secretary of the Company; and (vii) specimen certificates representing the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

         In rendering the opinion set forth below, we have assumed that the certificates evidencing the Plan Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and that prior to the issuance of any Plan Shares issuable upon the exercise of options, the Company and the relevant option holder will have duly entered into stock option agreements (the "Option Agreements") in accordance with the resolutions of the Board of Directors. We have also assumed that prior to the issuance of any Plan Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors authorizing the issuance of such shares pursuant to the terms of the respective Plans and, with respect to Plan Shares issuable upon the exercise of options, the consideration provided for in the applicable Option Agreements.

         Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

         Based on and subject to the foregoing, we are of the opinion that the Plan Shares have been duly authorized by the Company and, when awarded by the board of directors or the compensation committee of the board of directors of the Company and issued and paid for in accordance with the terms of the respective Plans, and, with respect to Plan Shares issuable upon exercise of options, the Option Agreements, will be validly issued, fully paid and non-assessable.


         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                  Respectfully submitted,


                                  /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP